UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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International Paper Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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400 Atlantic Street

Stamford, Connecticut 06921

JOHN V. FARACI

Chairman and Chief Executive Officer

April 6, 2005

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Shareholders of International Paper Company. The meeting will be held at 10:30 a.m. on Tuesday, May 10, 2005, at The Columbia Marriott, 1200 Hampton Street, Columbia, South Carolina.

Attendance at the meeting will be limited to shareholders of record at the close of business on March 17, 2005, or their duly appointed proxy holders (not to exceed one proxy per shareholder). If you plan to attend the meeting, please review, “How can I attend the annual meeting?” on page 3, for information about our admittance procedures.

At the meeting, you will vote on a number of important matters described in the attached proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, I urge you to vote your shares. Most shareholders have a choice of voting by signing and returning your proxy card or by voting by telephone or Internet. Instructions on how to vote are included with your proxy card and these proxy materials.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Owners of Common Stock of

International Paper Company:

Date:	Tuesday, May 10, 2005

Time:	10:30 a.m.

Place:	The Columbia Marriott
1200 Hampton Street
Columbia, South Carolina

Items of Business:	• Elect one class of directors for a three year term; elect one director for a one year term;

• Ratify the selection of our independent auditor for 2005;

• Act on a shareholder proposal; and

• Consider any other business properly brought before the meeting.

Record Date:	March 17, 2005. Holders of International Paper Common Stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel and

Corporate Secretary

April 6, 2005

i

PROXY STATEMENT

INTERNATIONAL PAPER COMPANY

400 Atlantic Street

Stamford, Connecticut 06921

(203) 541-8000

INFORMATION ABOUT OUR ANNUAL MEETING

This proxy statement, form of proxy and voting instructions are being mailed, starting April 6, 2005.

Who is soliciting my vote?

The Board of Directors of International Paper Company is soliciting your vote for our 2005 annual meeting.

What will I vote on?

You are being asked to vote on:

•	the election of three directors for a three year term and one director for a one year term;

•	the ratification of the selection of our independent auditor for 2005; and

•	a proposal submitted by shareholders.

What is the record date for the annual meeting?

The close of business on March 17, 2005 is the record date for determining those shareholders who are entitled to vote at the annual meeting and at any adjournment or postponement.

How many votes can be cast by all shareholders?

A total of 490,380,050 votes may be cast, consisting of one vote for each share of our common stock, par value $1.00 per share, which were outstanding on the record date.

There is no cumulative voting.

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast, or 245,190,025 votes, present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that enough votes will be present to hold the meeting.

How do I vote?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the Internet or by attending the meeting and voting in person as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

You can vote by calling the toll-free number on your proxy card or voting instruction form.

Vote on the Internet

You can also choose to vote on the Internet. The website and directions for internet voting are on your proxy card or voting instruction form.

Vote at the Annual Meeting

If you want to vote in person at the meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the meeting.

How many votes will be required to elect, ratify the selection of the auditor or adopt the shareholder proposal?

•	To elect directors to the Board, a plurality of the votes cast at the annual meeting. A plurality means that the four nominees receiving the largest number of votes cast will be elected.

•	To ratify the selection of our independent auditors, approve the proposal from shareholders and any other matters properly raised at the meeting, a majority of the votes cast.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

•	send in a new proxy card with a later date;

•	send a written revocation to the Corporate Secretary;

•	cast a new vote by telephone or internet; or

•	attend the annual meeting and vote in person.

Written revocations of a prior vote must be sent by mail to Maura A. Smith, Corporate Secretary, at International Paper Company, 400 Atlantic Street, Stamford, CT 06921. If you attend the annual meeting and vote in person, your vote will revoke any previously submitted proxy.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted:

•	for the election of the four persons named under the caption “Election of Four Directors;”

•	for the ratification of the selection of our independent auditor; and

•	against the shareholder proposal.

What if I withhold my vote or I vote to abstain?

In the election of directors, you can vote for the four directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

In connection with the proposals to ratify the selection of our independent auditor and approve the shareholder proposal, you may vote for or against the proposals, or you may abstain from voting on the proposals. Abstentions will not affect the vote.

What happens if I do not vote?

If you do not vote shares held in your name, those shares will not be voted.

If your shares are held through a broker, your shares can be voted on the election of directors and ratification of the selection of our independent auditor in your broker’s discretion.

No broker may vote your shares on the proposal to approve the shareholder proposal without your specific instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors, the ratification of the selection of the independent auditor or the shareholder proposal.

If your shares are held in the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, your shares can be voted on any of the matters to be considered at the annual meeting in the discretion of the trustee under each of the plans.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shareholder proxies and your vote will not be disclosed to our directors or employees.

What if there is voting on other matters?

Our by-laws require prior notification of a shareholder’s intent to vote on other matters at the meeting. The deadline has passed and we have not received any notifications. If other matters properly arise at the meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Will the Company’s independent auditor be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP will attend the meeting to answer your questions and will have the opportunity to make a statement, if they desire to do so. The Board of Directors has approved the appointment of Deloitte & Touche LLP as our independent auditor for the 2005 fiscal year, subject to ratification by shareholders.

Will the directors attend the annual meeting?

Yes. The Company’s corporate governance principles state that directors are expected to attend the annual meeting of shareholders. All of the directors attended last year’s annual meeting.

How can I attend the annual meeting?

Only shareholders as of the record date, March 17, 2005, (or their proxy holders) may attend the annual meeting. If you plan to attend the meeting or appoint someone to attend as your proxy, please check the box on your proxy card, or, if you are voting by telephone or internet, follow the instructions provided to indicate your plan to attend. You or your proxy holder will then need to show photo identification to pick-up your admittance card at the shareholders’ admittance desk at the meeting.

If you do not inform us in advance that you plan to attend the meeting, you will need to bring with you:

•	photo identification and,

•	if you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

Yes. According to public filings, there are three holders that beneficially own more than 5% of our common stock:

•	State Street Bank and Trust Company, as trustee of various International Paper Company employee benefit plans and as trustee and as discretionary advisor to third party trusts and employee benefit plans related accounts;

•	Capital Research and Management Company, as discretionary advisor to third party investment companies; and

•	Lord, Abbett & Co. LLC, as investment advisor to third parties.

For further information, please see “Stock Ownership Information” on page 14.

How can I review the list of shareholders eligible to vote?

A list of shareholders as of the record date will be available for inspection and review upon request of any shareholder to our Corporate Secretary at our headquarters at 400 Atlantic Street, Stamford, Connecticut 06921. We will also make the list available at the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson Shareholder Communications, Inc. to distribute and solicit proxies and we will pay for their solicitation services an estimated fee of $20,000, plus expenses.

INFORMATION ABOUT SHAREHOLDER PROPOSALS AND NOMINATIONS FOR OUR 2006 ANNUAL MEETING

How	do I submit a proposal for the 2006 annual meeting?

If you want your proposal to be included in next year’s proxy statement, you should send it to the Corporate Secretary at the Company’s principal executive offices. We must receive your proposal by the close of business on December 7, 2005.

If you want to present your proposal at the 2006 annual meeting, but do not meet the deadline for inclusion in the proxy statement, our by-laws require that notice of your proposal be received by the Corporate Secretary between January 9, 2006 and February 8, 2006, if the 2006 annual meeting is held on May 9, 2006, and conform to the requirements in our by-laws.

How	do I nominate a candidate for director at the 2005 annual meeting?

You must notify the Corporate Secretary at the Company’s principal executive offices of your nomination between January 9, 2006 and February 8, 2006, if the 2006 annual meeting is held on May 9, 2006. Your notice must also conform to the requirements in our by-laws.

MATTERS TO BE CONSIDERED AT THE 2005 MEETING

1.	ELECTION OF FOUR DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended, requires the Company to have at least nine directors but not more than 18. The Board has set the number of directors at 9. The Board is divided into three classes with three-year terms. New directors elected by the Board serve until the first annual meeting and are then assigned to a class for election by shareholders. At this meeting, three (3) directors are seeking election as Class II directors for a three-year term expiring in 2008 and one (1) director is seeking election as a Class III director for a one-year term expiring in 2006.

NOMINEES FOR ELECTION

Each nominee is currently a director of the Company. The terms of the present Class II directors expire at the adjournment of the 2005 annual meeting.

Class II Directors – Term Expiring in 2008*

Robert M. Amen, 55, president since November 2003. Previously, he served as executive vice president responsible for the Company’s paper business, technology and corporate marketing from 2000 through 2003. He also served as senior vice president-president of International Paper-Europe from 1996 to 2000.

Director since November 1, 2003.

Samir G. Gibara, 65, was chairman and chief executive officer of The Goodyear Tire & Rubber Company, a position he held since 1996. He retired as chief executive officer on December 31, 2002, and remained as non-executive chairman of the board until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara is a director of Dana Corporation and serves on the advisory board of Proudfoot Consultants.

Director since March 9, 1999

Charles R. Shoemate, 65, retired chairman, president and chief executive officer of Bestfoods since 2000. Mr. Shoemate was elected president and a member of the board of directors of Bestfoods in 1988, chief executive officer in August 1990 and chairman in September 1990. Mr. Shoemate is a director of CIGNA Corporation and ChevronTexaco.

Director since November 1, 1994

Class III Director – Term Expiring in 2006

William G. Walter, 59, chairman, president and chief executive officer of FMC Corp. since 2001. Mr. Walter served as executive vice president of FMC Corp. from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of both the American Chemistry Council and the National Association of Manufacturers. He is also a member of The Business Roundtable and serves on its Environment, Technology and Economy and International Trade and Investment task forces. In addition, he serves on the Executive Committee of the Philadelphia Chamber of Commerce.

Director since January 1, 2005.

DIRECTORS NOT UP FOR ELECTION

Class III Directors – Term Expiring in 2006**

John V. Faraci, 55, chairman and chief executive officer since November 2003. Prior to this, he was president since February 2003, and executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president-finance and chief financial officer. From 1995 until 1999, he was chief executive officer and managing director of Carter Holt Harvey Limited in New Zealand.

Director since February 11, 2003

Donald F. McHenry, 68, Distinguished Professor of Diplomacy at Georgetown University since 1981. Mr. McHenry is president of the IRC Group LLC and a director of AT&T, The Coca-Cola Company and the Institute for International Economics.

Director since April 14, 1981

Class I Directors – Term Expiring in 2007***

Martha F. Brooks, 46, chief operating officer of Novelis, Inc., the global leader in aluminum rolled products. Ms. Brooks served as president and chief executive officer of Alcan Rolled Products Americas and Asia, senior vice president of Alcan, Inc. and president of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was vice president of Cummins Inc. from May 1996 to June 2002. Ms. Brooks has been a trustee of Manufacturers Alliance/MAPI since October 2002, Hathaway Brown School since May 2004 and Cleveland Opera since May 2004.

Director since December 9, 2003

James A. Henderson, 70, retired chairman and chief executive officer of Cummins Inc. since December 1999. From 1995 to 1999, Mr. Henderson served as chairman and chief executive officer of Cummins Inc. Mr. Henderson is a director of SBC Communications Inc., Rohm and Haas Company, Ryerson Tull, Inc., Nanophase Technologies Corporation, and is also a member of The Business Council.

Mr. Henderson has announced his retirement from the board of Rohm and Haas Company effective May 1, 2005.

Director since February 1, 1999.

W. Craig McClelland, 70, retired chairman of the board and chief executive officer of Union Camp Corporation since April 1999, a company acquired by International Paper Company. Mr. McClelland served as president and chief operating officer of Union Camp from 1989 to 1994. Mr. McClelland is a director of Allegheny Technologies Inc., Water Pik Technologies, Inc., and Counselor-for-life of The Conference Board and Global Advisory Council.

Director since May 4, 1999

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE FOUR DIRECTORS.

*	Ms. Jane C. Pfeiffer retired from the Board of Directors on September 29, 2004.
**	Mr. Robert J. Eaton retired from the Board of Directors on February 9, 2005.
***	Mr. Robert D. Kennedy retired from the Board of Directors on November 8, 2004.

2.	RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2005.

The Board of Directors, upon the recommendation of the Audit and Finance Committee, has approved the selection of Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent auditor for 2005, subject to ratification by our shareholders.

Our By-laws do not require that our shareholders ratify the selection of Deloitte & Touche as the independent auditor. The Board of Directors will consider the outcome of this vote in its decision to appoint an independent auditor next year, but is not bound by the shareholders’ vote. Even if the selection of Deloitte & Touche is ratified, the Board of Directors may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Representatives of Deloitte & Touche will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

For information concerning the selection of Deloitte & Touche, see “Report of the Audit and Finance Committee of the Board of Directors” on page 31. For information concerning fees paid to Deloitte & Touche, see “Fees Paid to Our Independent Auditor” on page 32.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE AS OUR INDEPENDENT AUDITOR FOR 2005.

3.	SHAREHOLDER PROPOSAL

We expect the following proposal to be presented by a shareholder at the annual meeting. The names, addresses and share holdings of the proponent and co-filers will be provided upon receiving oral or written request to our Corporate Secretary.

“RESOLVED: The shareholders urge the Board of Directors:

•	To limit the compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.”

The statement of this shareholder is as follows:

“Our resolution is based on these premises:

1.	Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

2.	Very high CEO Pay should require shareholder approval since it tends to produce sub par share performance long-term; and

3.	Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

Our resolution would introduce an internal foundation for CEO compensation – the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

At International Paper, CEO compensation averaged 9.9 million dollars over 2001, 2002 and 2003. The 2003 Compensation of 15.2 million dollars was 595 times the $25,501 that the average U.S. worker makes according to the AFL-CIO Executive Paywatch (http://www.aflcio.org/corporateamerica/paywatch/). The CEO received 3.65% of the total options granted to employees in 2003.”

POSITION OF YOUR COMPANY’S BOARD OF DIRECTORS

The Board of Directors believes that the Management Development and Compensation Committee of the Board (the “Committee”), a committee consisting wholly of independent directors, is in the best position to determine compensation for the chief executive officer that is competitive and provides incentive opportunities linked to Company performance. The Committee reviews and approves all compensation for the chief executive officer, including annual incentive compensation.

The Company’s Management Incentive Plan (“MIP”) directly links payment of annual cash bonuses for the chief executive officer to well-defined quantitative and qualitative performance measures. MIP takes into account well defined financial performance measures for the Company, as well as the performance of the chief executive officer against specific objectives and goals determined annually. In 2004, 70% of the performance of the Company was determined by its ROI improvement and its relative rank against its industry competitors, while the remaining 30% of Company performance was determined by specific and measurable goals around operational excellence, people and customers.

The Board of Directors, upon the recommendation of the Committee, determined in 2003 to discontinue the Company’s stock option plan for executive management and substitute in its place restricted shares under the Company’s PSP beginning in 2004. The PSP is wholly performance-based, using criteria which measure the Company’s financial performance against that of its competitors, to determine the size of the grant.

The Board of Directors believes that limiting the compensation of the chief executive officer to no more than 100 times the average compensation paid to non-managerial workers would not provide sufficient flexibility to remain competitive in attracting the most qualified individuals as the chief executive officer.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

The Board of Directors believes that good corporate governance is critical to achieve business success. The Board has adopted a set of Corporate Governance Principles to enhance its own effectiveness and to implement best practices for the Company’s corporate governance. These principles are reviewed from time to time for possible revision to respond to changing regulatory requirements, evolving best practices, and the concerns of our shareholders. Our Corporate Governance Principles are published on our website at www.internationalpaper.com. Highlights of our corporate governance practices are described below:

Independence of the Board of Directors

•	A substantial majority of the Board are independent directors (7 of 9 members) as defined under The New York Stock Exchange rules.

•	The Audit and Finance Committee, Management Development and Compensation Committee and Governance Committee are composed solely of independent directors.

•	Each standing committee is chaired by an independent director.

•	None of the independent directors receives any consulting or other non-director fees from the Company.

Shareholder Access and Rights

•	Shareholders are being asked to ratify the selection of the independent auditor at our annual meeting.

•	Shareholder approval is required for any future severance agreement for a senior executive providing for cash payments exceeding two (2) times the executive’s base salary plus target bonus.

•	All equity compensation plans have been approved by shareholders.

•	Shareholder approval is required for any future change of control agreement providing for aggregate payments exceeding 2.99% times the individual’s highest gross income in any one of the three prior years.

•	Shareholders may recommend candidates to the Governance Committee for consideration as director by writing to the Governance Committee c/o Maura A. Smith, Senior Vice President, General Counsel and Corporate Secretary, at 400 Atlantic Street, Stamford, CT 06921. The Governance Committee then reviews those candidates’ qualifications in the context of the Board’s needs and makes a determination whether to recommend the candidates for election. Final approval of a candidate is determined by the full Board.

•	Shareholders may communicate directly with the full Board or any of the independent board members by writing to the above address. All communications involving the interest of the Company or its shareholders, other than solicitations, are forwarded to the intended directors.

•	The Company’s Office of Ethics and Business Practice receives complaints via the Company’s Helpline. All complaints relating to the Company’s accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee.

•	All directors are expected to attend the annual meeting of shareholders.

See “Information About Our 2006 Annual Meeting” for the deadlines and process by which you may submit director nominees for consideration by the Governance Committee for the 2006 annual meeting of shareholders.

Board Practices

•	Directors elected to fill vacancies on the Board.

•	Independent directors meet privately in executive sessions at least two times per year with the chairman of the Governance Committee presiding. In 2004, the independent directors met in executive session five times.

•	The Board performs an annual assessment of its structure and performance, including reviewing the Board’s activities against those set out in its Corporate Governance Principles and committee charters and making recommendations for changes or improvements in practices or structure.

•	Independent directors have unlimited access to senior managers and regular contact with other employees through facility visits.

•	Director training sessions are scheduled regularly with senior management, our independent auditor and compensation consultants to keep the Board updated on changes in the Company’s businesses, its markets and best practices in general. Directors are also offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align the interests of our directors with the interests of our shareholders.

•	Independent directors have unlimited access to independent legal, financial, accounting and other advisors as they may deem appropriate and reasonable, without obtaining management approval.

•	The Governance Committee reviews incumbent directors prior to recommending the slate for election. The review emphasizes directors’ commitment to serving the Company, attendance at meetings and commitment to shareholders, employees and other constituencies served by the Company.

•	Retirement age for directors is 70 (for directors first elected or appointed after July 13, 1999) and 72 for all directors elected before then.

•	Committee chairs and members are rotated from time to time to give the directors a broader knowledge of the Company’s affairs.

•	Committee materials are distributed to all Board members to provide them with information about the activities of all Committees.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Ethical Guidelines and Stock Ownership Guidelines for Officers and Directors

•	The Company has adopted a Code of Business Ethics applicable to all directors, officers and employees.

•	Stock ownership guidelines require officers to hold company stock in an amount equal to a multiple of their base salary, based upon their title, for current officers, and within four years of election or appointment for new officers. See “Report of the Management Development and Compensation Committee of the Board of Directors—Specific Compensation Programs—Stock Ownership Guidelines.”

•	Directors are expected to own a significant equity stake in the Company, depending on individual means and circumstances. Stock ownership information of directors is shown in the table on page 14.

Board Membership Changes

During 2004, the Board consisted of between nine (9) and eleven (11) members. Mr. William G. Walter was elected to the Board in December 2004, effective January 1, 2005. In 2004, the Governance Committee retained an executive recruitment firm to assist it in the process of identifying and evaluating potential nominees for the Board. Mr. Walter was identified as a potential candidate by the executive recruitment firm. The Governance Committee reviewed Mr. Walter’s strengths as a director, including his independence, financial expertise and availability for service. The Governance Committee unanimously recommended to the full Board that Mr. Walter be elected a director until the next annual meeting of shareholder. The Board agreed with the Committee’s recommendation.

Mr. Patrick F. Noonan retired from the Board in February 2004 after 10 years of service; Ms. Jane C. Pfeiffer retired from the Board in September 2004 after 27 years of service; Mr. Robert D. Kennedy retired from the Board in November 2004 after 5 years of service; and Mr.

Robert J. Eaton retired from the Board in February 2005 after 10 years of service. The size of the Board has been set at nine directors.

Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are four standing committees and an executive committee. During 2004, the Board held eight (8) regular meetings and one special meeting and each of our directors attended at least 75% of the total number of meetings of the Board of Directors and the Committees on which he or she served. The following table shows the membership of, and the number of meetings held by, each of the committees following the 2004 annual meeting of shareholders. From January 2004 through the 2004 annual meeting of shareholders, (i) Ms. Martha F. Brooks served on the Public Policy and Environment Committee, (ii) Mr. Robert J. Eaton served as Chairman of the Management Development and Compensation Committee, (iii) Mr. James A. Henderson served on the Audit and Finance Committee and (iv) Mr. Charles R. Shoemate served as Chairman of the Audit and Finance Committee. From January 2004 through his retirement in February 2004, Mr. Patrick Noonan served as Chairman of the Public Policy and Environment Committee. Following Mr. Noonan’s retirement, until he was elected Chairman following the 2004 annual meeting of shareholders, Mr. McClelland served as Acting Chairman.

Directors	Audit and Finance		Public Policy and Environment		Governance		Management Development and Compensation		Executive
Amen, R.M.			X
Brooks, M.F.	X						X
Eaton, R.J. (retired February 9, 2005)	X				X
Faraci, J.V.									X	*
Gibara, S.G.	X	*			X		X		X
Henderson, J.A.			X		X		X
Kennedy, R.D. (retired November 8, 2004)	X						X
McClelland, W.C.			X	*	X
McHenry, D.F.			X		X	*	X		X
Pfeiffer, J.C. (retired September 29, 2004)			X		X
Shoemate, C.R.	X						X	*	X
Walter, W.G. (elected effective January 1, 2005)	X
Number of Meetings	8		5		7		9		0

*	Chairman of the Committee

A brief description of the Board committees and their functions is set forth below. Additional information about the committees can be found in the committee charters, which are available on the Investor Relations—Corporate Governance section of our website at www.internationalpaper.com. In addition, the Audit and Finance Committee and Management Development and Compensation Committee charters are attached as Appendices B and C, respectively to this proxy statement.

Audit and Finance Committee

The Audit and Finance Committee:

•

Assists the Board in monitoring the integrity of the financial statements of the Company and internal controls over financial reporting, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, the compliance by the Company with legal and regulatory requirements, the use and development of the financial resources of the Company, the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management, and such other matters as directed by the Board of its charter.

•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books made internally and by outside independent auditors.

•	Appoints, replaces, oversees, and is responsible for the compensation of, the independent auditor.

•	Pre-approves services to be performed by the independent auditor. A copy of the Committee’s guidelines for pre-approving those services is included with this proxy statement as Appendix A.

•	Reviews management’s antifraud programs and controls.

•	Establishes procedures for the receipt, retention and treatment of complaints relating to accounting or reporting internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting, auditing or reporting matters.

•	May, to the extent it deems necessary or appropriate, retain independent legal, accounting or other advisors.

•	Reviews and reports to the Board on the Company’s management of its financial resources.

•	Informs the Board of any significant accounting matters, including critical accounting policies and significant judgments or estimates.

•	Reviews reports from the Company’s Fiduciary Review Committee and 401(K) Committee relating to the Company’s funded retirement or benefit plans.

•	Reviews the performance of the Committee.

Each current member of our Audit Committee is independent under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange listing rules and qualifies as an “audit committee financial expert” as defined by the SEC.

Management Development and Compensation Committee

The Management Development and Compensation Committee:

•	Annually reviews and makes recommendations to the Board with respect to the compensation of directors.

•	Annually reviews candidates for elected officer positions, and endorses nominees for election by the Board.

•	Has authority to retain and terminate consultants to assist in the evaluation and compensation of directors, the Chief Executive Officer and elected officers; and to approve consultants’ fees and other retention terms.

•	Reviews at least annually senior management succession planning, and reviews Company policies for the development of management personnel.

•	Approves annual and long-term incentive compensation plans of the Company.

•	Annually reviews and approves for elected officers of the Company who are not also directors, annual base salary, annual incentive compensation, and long-term incentive compensation.

•	Recommends to the independent directors the compensation of the Chief Executive Officer based on the independent directors evaluation of the Chief Executive Officer and the Company’s financial performance, shareholder return, competitive compensation data and other factors, and also recommends to the independent directors the compensation of any other officer who is also a director.

•	Reviews and approves employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits for elected officers who are not also directors; any such agreements or benefits for elected officers who are also directors are approved by the independent directors.

•	Reviews and approves establishment of, changes in, or delegations of authority with respect to Company retirement and benefit plans for senior management, and any proposed significant changes in plan design for other employee retirement and benefit plans.

•	Reviews the performance of the Committee.

Each member of our Management Development and Compensation Committee is independent under the New York Stock Exchange listing rules.

Governance Committee

The Governance Committee:

•	Reviews the structure of the Board, its committee structure and overall size.

•	Develops and recommends for Board approval standards for director independence.

•	Recommends for Board approval assignments of Board members to Committees.

•	Actively seeks individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews affiliations of directors and director candidates for possible conflicts of interest.

•	Establishes a process pursuant to which the independent directors annually evaluate the performance of the Chief Executive Officer.

•	Determines a schedule for regular executive sessions of the Board in which non-management directors meet without management participation.

•	Oversees and assesses the processes by which management provides information to the Board, as well as the quality and timeliness of the information received.

•	Reviews the performance of the Committee.

Each member of our Governance Committee is independent under the New York Stock Exchange listing rules.

Public Policy and Environment Committee

The Public Policy and Environment Committee:

•	Reviews the Company’s mission and objectives for consistency the responsibilities of good corporate citizenship.

•	Reviews the Company’s process for identifying contemporary and emerging public policy issues.

•	Reviews technology issues pertinent to the Company.

•	Reviews the Company’s policies, plans and performance relating to the environment, safety, and health to insure continuous improvement and compliance with applicable rules and regulations.

•	Reviews legal matters pertinent to the Company, and the Company’s compliance with its legal and regulatory obligations, including its adherence to, and adequacy of, its Code of Business Ethics.

•	Reviews and recommends to the Board action with respect to the indemnification of Company officers and directors in any pending or threatened legal action or proceeding.

•	Reviews the Company’s policies with respect to charitable and political contributions.

•	Reviews the performance of the Committee.

Executive Committee

In 2004, the Board adopted a charter for its Executive Committee.

The Executive Committee:

•	Acts for the Board when Board action is required and a quorum of the Board cannot be covened on a timely basis.

•	Membership consists of the Chairman of the Board and the respective Chairmen of the Audit and Finance, Governance, Management Development and Compensation and Public Policy and Environment Committees. The Chairman of the Board acts as the Chairman of the Executive Committee.

•	When acting for the Board, the Executive Committee must meet any independence requirements that would apply if the action were required to be taken by the independent members of the Board.

STOCK OWNERSHIP INFORMATION

We encourage our officers to hold shares of the Company. See “The Report of the Management Development and Compensation Committee of the Board of Directors—Stock Ownership Guidelines” for information about the amount of stock officers are required to hold. We believe that this helps to align their interests with your interests, as shareholders.

The following table shows, as of March 17, 2005, the number of shares of Company common stock beneficially owned by each director, each named executive officer included in the Summary Compensation Table on page 23, and by all directors and executive officers of the Company as a group. To the best of our knowledge, as of December 31, 2004, no person or group beneficially owned more than 5% of our common stock except as set forth in the table below.

Stock Ownership

Name of Beneficial Owner*	Shares of Common Stock Owned(1)	Stock Units Owned(2)	Stock Options Owned(3)
Robert M. Amen	331,820	12,106	262,826
Martha F. Brooks	0	5,965	0
John V. Faraci	632,337	9,166	304,000
Samir G. Gibara	5,616	5,649	0
James A. Henderson.	13,175	5,646	0
Newland A. Lesko	161,161	5,837	226,500
Christopher P. Liddell	123,678	719	52,500
W. Craig McClelland	24,546	8,315	125,648
Donald F. McHenry	11,361	23,895	0
Marianne M. Parrs	196,378	6,833	262,000
Charles R. Shoemate	7,500	29,753	0
William G. Walter	0	1,474	0

	Shares Owned	Percent of Class
All directors and executive officers as a group	1,507,572	*

Owners of More than 5% of Our Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company (4)	58,172,540	11.9%
333 South Hope Street
Los Angeles, CA 90071
State Street Bank and Trust Company (5)	31,898,641	6.6%
225 Franklin Street
Boston, MA 02110
Lord, Abbett & Co. LLC (6)	25,561,729	5.25%
90 Hudson Street
Jersey City, NJ 07302

*	All directors and executive officers as a group own less than 1% of common stock outstanding.

Footnotes to Stock Ownership

(1)	Ownership shown includes securities over which the individual has or shares, directly or indirectly, voting or investment powers, including certain relatives and ownership by trusts for the benefit of such relatives; certain individuals may disclaim beneficial ownership of some of these shares, but they are included for the purpose of computing the holdings and the percentages of common stock owned. These numbers do not include shares represented by stock options granted to executive officers under the Long-Term Incentive Compensation Plan.

(2)	Ownership shown represents the non-voting stock-equivalent units owned by the named individuals under the Non-funded Deferred Compensation Plan for Non-Employee Directors or the International Paper Company Deferred Compensation Savings Plan.

(3)	The column which includes all stock options held by the current and former executive officers, includes 1,068,974 stock options that are exercisable as of the record date or within sixty days of the record date. The number of stock options exercisable as of the record date or within sixty days of the record date for the named individuals are as follows:

Robert M. Amen	228,826
John V. Faraci	256,000
Newland A. Lesko	194,000
Christopher P. Liddell	30,000
W. Craig McClelland	125,648
Marianne M. Parrs	234,500

These numbers do not include any options granted as part of the tandem awards of restricted stock options made as continuity awards, which are reported under footnote (4) to the Summary Compensation Table.

(4)	This information is as of December 31, 2004, and was derived from a Schedule 13G/A filed on February 14, 2005 with the Securities and Exchange Commission by Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Capital Research”). According to its filing, Capital Research held shares of common stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(5)	This information is as of December 31, 2004, and was derived from a Schedule 13G filed on February 15, 2005 with the Securities and Exchange Commission by State Street Bank and Trust Company and amended on February 18, 2005. According to its filing, State Street Bank and Trust Company held shares of common stock of the Company as the independent trustee in trust funds for employee savings, thrift, and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street Bank and Trust Company is trustee for various third party trusts and employee benefit plans and is a registered investment advisor. As a result of its holdings, in all capacities, State Street Bank and Trust Company is the record holder of 31,898,641 shares of common stock of the Company. The trustee disclaims beneficial ownership of all such shares, except 13,241,114 shares of which it has sole power to dispose or to direct the disposition. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. The trustee votes the shares of common stock held in the Company Trust Funds in accordance with the instructions of the participants; shares for which no instructions are received are voted in the trustee’s discretion.

(6)	This information is as of December 31, 2004, and was derived from a Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission by Lord, Abbett & Co. LLC, an investment adviser registered under the Investment Advisers Act of 1940 (“Lord Abbett”). According to its filing, Lord Abbett exercises investment discretion with respect to shares of common stock of the Company as a result of acting as investment adviser for various investment companies registered under the Investment Company Act of 1940 and advisory accounts.

COMPENSATION OF DIRECTORS

Fees and Deferrals

During 2004, the Management Development and Compensation Committee reviewed the compensation program for non-employee directors with the objectives of providing competitive total compensation to attract and retain highly qualified directors while aligning the interests of directors with those of shareholders. As a result of this review, the Management Development and Compensation Committee recommended, and the Board approved, changes to the directors’ compensation structure to increase the overall level of compensation and to make the equity component a larger percentage of the compensation. Beginning in 2004, each non-employee director receives an annual retainer of $60,000, which may be converted to restricted stock at a 20% premium. In addition, non-employee directors receive an annual grant of 2,500 shares of restricted stock having a value as of March 17, 2005, approximately equal to $100,000. These shares vest one year following grant. The restricted stock awards are made under the Non-Employee Directors Restricted Stock Plan. Committee chairmen also receive an additional $10,000 in cash or restricted stock, with the exception of the Audit and Finance Committee chairman, who receives an additional $20,000 in cash or restricted stock. Directors may defer receipt of all or a portion of their remuneration until a later date under a Non-funded Deferred Compensation Plan for Non-Employee Directors. Prior to May 2004, each non-employee director, 54 years or older, was also credited with 300 deferred stock units (“DSUs”) each year. The final award under this program was made in January 2004. The DSUs remain in the plan until death, disability or retirement at which time, the DSUs are paid in cash based on the then prevailing stock price. The DSUs held in the non-employee director’s account are credited with dividend equivalents.

Restricted stock awards and DSUs credited in 2004 in connection with non-employee director compensation described above were as follows for each non-employee director:

Director*	Shares/DSUs
M.F. Brooks	4,395
S.G. Gibara	2,800
J.A. Henderson	2,800
W.C. McClelland	4,629
D.F. McHenry	2,800
C.R. Shoemate	4,929
W. G. Walter	1,465	**

*	Mr. Patrick F. Noonan, Ms. Jane C. Pfeiffer, Mr. Robert D. Kennedy and Mr. Robert J. Eaton retired from the Board of Directors on February 5, 2004, September 29, 2004, November 8, 2004 and February 9, 2005 respectively.
**	The restricted stock grant for Mr. Walter was made in January 2005 following his election to the Board and represents a pro-rata grant award for the May 2004 grant.

Any director who is also an employee of the Company receives no compensation for services as a director or for attendance at Board or Committee meetings.

Other

We have established a directors’ planned gift program to promote charitable giving to education and assist corporate recruiting and research efforts. Upon the death of a director, we will donate $1 million over a ten-year period to one or more qualifying universities or colleges recommended by an individual director. Individual directors derive no financial benefit from this program since charitable deductions accrue solely to the Company. Employee and non-employee directors are eligible to participate in this program.

The independent directors are also eligible to participate in the Company’s matching gift program on the same terms as the Company’s employees. Under this program, the Company will match any director’s charitable gifts to eligible educational institutions up to $1,000 per year.

Insurance and Indemnification Contracts

We provide liability insurance for our directors and officers and have contractual indemnification arrangements with our directors and certain of our officers under which we agree, in certain circumstances, to compensate them for costs and liabilities incurred in actions brought against them while acting as directors or officers of the Company.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Committee’s Role and Responsibilities

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) is responsible for shaping the principles, strategies and compensation philosophy that guide the design of the Company’s employee compensation plans and programs. The Committee is composed entirely of the following independent, non-employee directors of the Board of Directors (the “Board”): Charles R. Shoemate (Chairman), Martha F. Brooks, Samir G. Gibara, James A. Henderson, and Donald F. McHenry. During 2004 Robert J. Eaton moved to the Governance Committee (before his retirement on February 9, 2005) after more than nine years of service on the Committee, including serving as the Committee Chairman for the last seven years. Robert D. Kennedy retired from the Board on November 8, 2004 after five years of service on the Committee. In 2004, the Committee met eight times with 100% attendance at all regularly scheduled meetings and greater than 90% attendance at the special meetings.

The Committee determines the compensation of the Company’s elected officers, and makes recommendations to the independent members of the Board on the compensation of the Chairman and Chief Executive Officer (“CEO”) and the President, who are the non-employee Directors. The Committee also recommends compensation for non-employee directors. The independent members of the Board approve all compensation actions regarding the CEO, the President and non-employee directors.

In addition, the Committee has general responsibility for insuring that the Company has in place policies and programs for the development and succession of senior management. Recognizing the importance of involving all the independent members of the Board in succession planning reviews, the Board revised the Committee’s charter during 2004 to allow these reviews to take place during private sessions of the Board. During 2004, the Board also revised the Committee’s Charter to delegate authority to the Committee to review and approve any new, or changes to an existing, retirement and benefit plan for senior management and to review and approve any significant changes in plan design of other retirement and benefit plans. A more complete description of the Committee functions is set forth under the heading “Information About Our Corporate Governance: Board Committees—Management Development and Compensation Committee” on page 12.

Compensation Philosophy

The objective of the Company’s compensation programs for salaried employees is to attract and retain top talent. The plans are designed to reward, motivate and align employees to achieve business results and to reinforce accountability. Guided by principles that reinforce the Company’s pay-for-performance philosophy, compensation typically includes base salary and eligibility for annual cash incentives and long-term incentives. Eligibility for these incentive awards is based on position levels. The payment of cash incentive awards is based on individual, business and company performance; the payment of long-term incentive awards is based solely on company performance. Eligibility for these awards is based on position level. This pay-for-performance philosophy is designed to improve shareholder return by establishing and then evaluating actual performance against key performance drivers. These drivers, and the Company’s performance against them, are discussed in more detail below under the headings “Base Salary,” “Annual Cash Incentives,” and “Long-Term Incentive Compensation.” The Committee ensures that the Company’s compensation philosophy is aligned with these performance drivers and metrics.

During 2004, the Committee retained the services of an independent compensation consultant who reports directly to the Committee for the purposes of advising the Committee on compensation matters. Additional compensa -

tion consultants were retained by management to assist with analyses and implementation of the various compensation programs. The Committee evaluates compensation data from a group of companies, including Georgia-Pacific Corporation, Kimberly-Clark Corporation and Weyerhaeuser Company in the forest products and paper industry and 3M Company, Alcoa Inc., The Boeing Company, Caterpillar Inc., ConAgra Foods Inc., Deere & Company, Delphi Corporation, Dow Chemical Company, E.I. DuPont de Nemours and Company, Emerson Electric Co., FedEx Corporation, Goodyear Tire & Rubber Company, Honeywell International Inc., Johnson Controls, Inc., Marathon Oil Corporation, Raytheon Company, United Technologies Corporation and Xerox Corporation from a select group of large industrial companies the (“Comparator Group”), to benchmark the appropriateness and competitiveness of the Company’s compensation programs.

The Company’s incentive compensation continues to be based on two key performance drivers, return on investment (“ROI”) and total shareholder return (“TSR”). However, starting in 2004, the Committee established two separate peer groups, to be used for comparing the Company’s ROI performance (the “ROI Peer Group”) and the Company’s TSR performance (the “TSR Peer Group”). The 2004 ROI Peer Group is comprised of eight companies (nine for the annual cash incentive program (“MIP”)), all in the forest products and paper industry. The TSR Peer Group is comprised of ten companies and includes the companies in the ROI Peer Group as well as two comparably-sized manufacturing companies: Alcoa Inc. and Dow Chemical Company. Upon the sale of its paper, forest products and timberland assets to a new privately-held entity, Boise Cascade Corporation was removed from the 2004 TSR Peer Group and the peer group used in the performance graph on page 22 for the long-term incentive program. However, it remained in the 2004 ROI Peer Group for the MIP since ROI results of the former Boise Cascade Corporation were available for the first three quarters of 2004 and ROI results of OfficeMax Incorporated were available for the fourth quarter of 2004.

2004 ROI Peer Group	2004 TSR Peer Group

Boise Cascade Corporation (MIP only)

Domtar Inc.

Georgia-Pacific Corporation

International Paper

MeadWestvaco Corporation

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

Alcoa Inc.

Domtar Inc.

Dow Chemical Company

Georgia-Pacific Corporation

International Paper

MeadWestvaco Corporation

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

Commencing in 2005, the Committee has expanded the ROI and TSR Peer Groups to include 11 forest products and paper industry companies, adding Bowater, M-Real and SAPPI. Since the Company is competing for investment dollars with a broader group of companies, the Committee also decided to expand the TSR Peer Group to include two basic material companies, Alcan and DuPont, and two S&P indices: the S&P 100 index and the S&P Materials Index. Boise Cascade Corporation was eliminated from both the 2005 ROI Peer Group and the 2005 TSR Peer Group for the long-term incentive program and the annual incentive program for the reasons described above.

2005 ROI Peer Group	2005 TSR Peer Group

Bowater Inc.

Domtar Inc.

Georgia-Pacific Corporation

International Paper

MeadWestvaco Corporation

M-Real Corporation

SAPPI

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

Alcan Inc.

Alcoa Inc.

Bowater

Domtar Inc.

Dow Chemical Company

DuPont

Georgia-Pacific Corporation

International Paper

MeadWestvaco Corporation

M-Real Corporation

S&P 100 Index

S&P Materials Index

SAPPI

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM Corporation

Weyerhaeuser Company

Executive Compensation Programs

Base Salary

Base salary for the CEO and the other elected officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation by benchmarking salaries paid by the Comparator Group for similar positions. Base sal -

aries are reviewed annually, and adjusted from time to time to recognize individual performance against objectives, promotions and competitive compensation levels. The 2004 salaries paid to the named executive officers are shown in the “Salary” column of the Summary Compensation Table. In March 2005, the Committee conducted its annual review of senior management’s base salaries. As a result of that review, the Committee and the Board approved an increase in the salaries of the Company’s named executive officers to the following, effective April 1, 2005: Mr. Faraci ($1,125,000), Mr. Amen ($809,750), Mr. Lesko ($548,888), Mr. Liddell ($530,950) and Ms. Parrs ($528,695).

Annual Cash Incentives

Annual cash incentives for the CEO and elected officers are designed to reward continuous improvement in both financial performance as well as other key performance drivers. The Company’s annual cash incentives are paid in accordance with the Company’s Management Incentive Plan (“MIP”). Each employee’s target opportunity is based on his or her position level, established in reference to skill level, position experience and scope of responsibilities. The amount of payment, in relation to target opportunity, is determined on the basis of Company, business and individual performance.

Annually, the Committee approves the MIP performance objectives and goals for the upcoming year. After year-end results are finalized, the Committee reviews the performance results and approves payment of the earned awards based on achievement against the approved metrics.

For 2004, the Company achieved its performance goals to fund the MIP at 110.1% of its target. However, in light of the Company’s absolute financial performance, management elected to pay cash incentives at the lower level of 103.6% of target. The annual cash incentives paid to the named executive officers are shown in the “Bonus” column of the Summary Compensation Table. Target payments under MIP were calculated in reference to the following metrics:

Return on investment compared to the ROI Peer Group (50% weighting);

Actual ROI improvement, excluding the effects of pricing, compared to planned ROI improvement goals (20% weighting); and

Actual performance in the areas of the performance drivers of operational excellence, customers, and people and to pre-established goals (30% weighting).

The Committee further determined that beginning in 2005, the weighting for ROI improvement as compared to plan would be 30% and the weighting of the non-financial performance drivers: customers, operational excellence and people (diversity and engagement) would be 20% in order to further align compensation with the Company’s strategy to improve its financial results.

Long-Term Incentives

Each year the Committee reviews and approves the issuance of equity compensation to eligible employees who participate in the programs under the Company’s Long-Term Incentive Compensation Plans (“LTICP”), and makes recommendations for approval by the independent members of the Board with respect to the CEO and President. In February 2005, the Committee determined to amend the LTICP to give the Company the right to recover compensation paid to a participant in cases of a restatement of the Company’s financial statements due to errors, omissions or fraud.

During 2003, the Company, with the Committee’s approval decided to discontinue the stock option program in 2004 for members of executive management, and in 2005 for all other eligible U.S. employees. In the U.S., the stock option program was eliminated and replaced with performance-based restricted shares for approximately 1,250 eligible employees. The annual targets under the MIP were increased for those not eligible for performance based restricted shares. The Company is currently analyzing its long-term incentive programs for eligible non-U.S. employees with the intent of minimizing the use of stock options globally in 2006. As a result, all compensation for domestic salaried employees is now performance based.

The Company has granted performance-based restricted shares annually under its Performance Share Plan (contained within the LTICP) (“PSP”) to approximately 120 executives in leadership and strategic positions since 2001. Under the PSP, performance shares generally have been granted at the beginning of each year and paid at the end of a three-year performance period based on the achievement of defined performance objectives (ROI and TSR, as described above). In 2004, the target awards under the PSP were increased to compensate for the loss in value previously awarded under the stock option program.

For each of the awards issued under the PSP through 2004, the Company’s performance was measured against the ROI and TSR Peer Groups, weighted as follows:

75% for return on investment, and

25% for total shareholder return.

For the 2002-2004 performance period the Company ranked fourth in ROI and seventh in TSR, as compared to the 2002-2004 peer group. No award was earned for the TSR metric. The Company’s ranking in ROI resulted in a 103.7% achievement of the total targeted award.

During 2004, the Committee decided to measure the Company’s achievement of ROI and TSR using a segmented approach for the three-year performance period commencing with grants to be made for the 2004-2006 award period. Each calendar year, one-fourth of the award is “banked” based on achieving targets for that year, with the final one-fourth determined based on performance of the full three-year period The Committee believes that this segmented approach helps to mitigate the effects of price volatility on the calculation at the start or end of the full three-year performance period.

For 2004, the Company had to rank at least four out of eight in ROI and five out of ten in TSR (for 2005, 5 out of 11 in ROI and 8 out of 17 in TSR) in each of the segmented performance periods for performance shares to be awarded at 100% of target. If the Company’s ranking falls below fifth for ROI or sixth for TSR, no performance shares will be earned. Performance awards may be reduced if the Company’s actual ROI or TSR is a negative number.

The Committee also determined that, beginning in 2004, awards for certain members of senior management including the named executive officers, should be equally weighted between TSR to peers and ROI to peers with a maximum payout at 250%, if the Company ranks first within both the ROI and TSR Peer Groups.

In February 2005 for the senior management sub-group, the Committee approved the performance achievement, consistent with that weighting, for the 2004 segmented measurement period of the 2004-2006 PSP award, resulting in an award of 76.3% of the targeted award (subject to applicable service requirements).

Other Equity Incentives

The Company has a restricted stock program, which is utilized solely for recruitment, retention and special recognition purposes. Awards under this program generally vest based on continued employment. Award sizes and vesting periods vary to allow flexibility as deemed appropriate for each award. The Committee may recommend awards for the CEO and the President for approval by the independent members of the Board. The CEO may recommend awards for elected officers for approval by the Committee. The Committee has also authorized the CEO to approve awards of restricted stock under the program to non-elected officers and other employees as deemed appropriate for specific business reasons.

Stock Ownership Guidelines

In January 2003, the Company implemented stock ownership guidelines to further align the long-term financial interests of its senior management to those of its shareholders. These guidelines require officers to hold Company stock valued at a multiple of their base pay based upon their title, as follows:

CEO	5x base pay
President	4x base pay
Executive Vice-President	3x base pay
Senior Vice-President	2x base pay
Vice-President	1x base pay

Current officers are expected to meet these ownership guidelines by January 1, 2007, and new officers and officers promoted to a higher level of ownership requirements are expected to comply within four years of election, appointment or promotion, absent unusual circumstances. In addition, commencing in 2004, the Company implemented holding requirements that prohibit officers from disposing of more than 20% of their stock ownership position in the Company, excluding stock options, in any one calendar year without the prior approval of the CEO, and, in the case of senior vice-presidents and above, without prior approval of the Committee.

CEO Compensation

Mr. Faraci’s 2004 compensation consisted of base salary, annual bonus, and long-term incentives. The Committee determined and recommended CEO compensation to the independent members of the Board for approval, using methods consistent with those used for other senior executives. In January 2004, Mr. Faraci was granted 220,000 performance-based restricted shares under the PSP for the 2004-2006 award period. Under the new segmented measurement approach for the PSP described above, this resulted in 41,965 “banked” shares for the 2004 period attributable to Mr. Faraci. If earned, the 2004 PSP award would be paid in February 2007. In May 2004, as part of the annual officers’ compensation review, Mr. Faraci’s base salary was increased from $965,000 to $994,000 as a result of his performance to date and to $1,125,000 in March 2005 in recognition of both his performance as Chairman and CEO, as well as competitive market salary levels. Mr. Faraci’s adjusted base salary was determined to be approximately 87.5% of the average of the Comparator Group’s CEOs. Mr. Faraci’s awards under the annual bonus and long-term incentive programs were paid in accordance with the terms of the defined performance goals and objectives. The actual awards paid in 2004 are shown in the Summary Compensation Table.

Retirement Benefits for Retired CEOs

The Company has provided retired Chief Executive Officers of the Company, and of certain acquired companies, with office space and administrative support. In addition, the Company has invited recently retired CEOs to use two Company facilities one time per year as the Company’s guest. The Company reimburses them for tax liability incurred from that use. In 2004, the total value of the use and reimbursement for related taxes by the retired CEOs was approximately $100,000.

Deductibility of Executive Compensation

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which allows the Company an income tax deduction for certain compensation exceeding $1,000,000 paid in any taxable year to named executive officers. In 2004 the Company’s shareholders reaffirmed the material terms of the performance goals under the LTICP. The Committee believes, however, that it is appropriate to maintain flexibility to make adjustments under the Management Incentive Plan, despite the fact that certain amounts paid to executives in excess of $1,000,000 will not be tax deductible by the Company.

Summary

The Committee believes the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s shareholders. The Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving shareholder return.

THE MANAGEMENT DEVELOPMENT

AND COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS

Charles R. Shoemate, Chairman

Martha F. Brooks

Samir G. Gibara

James A. Henderson

Donald F. McHenry

PERFORMANCE GRAPH

The following graph compares a $100 investment in Company stock with a similar investment in a peer group of five U.S. competitor companies and the S&P 500. The graph portrays total return, 2000-2004, assuming reinvestment of dividends.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FIVE YEARS ENDED DECEMBER 31, 2004*

	1999	2000	2001	2002	2003	2004
International Paper	100	74	76	67	85	85
S&P 500 Index	100	91	80	62	80	89
Peer Group**	100	72	76	69	99	113

Assumes $100 invested on December 31, 1999.

*	Total return assumes reinvestment of dividends.

**	Includes MeadWestvaco Corporation, Georgia-Pacific Corporation, Smurfit-Stone Container Corporation, and Weyerhaeuser Company. Stock price information for Boise Cascade Corporation, which was included in the peer group in prior years, was not available for the year ended December 31, 2004, following its sale of its paper, forest products and timberland assets to a new privately-held entity.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The compensation of the Company’s executive officers is approved by the Management Development and Compensation Committee except for the compensation of the officers who are also directors of the Company. Their compensation is first recommended by the Management Development and Compensation Committee and then approved by the Board of Directors.

The following tables set forth information with respect to the Chief Executive Officer and four most highly compensated executive officers of the Company for the years 2002-2004.

SUMMARY COMPENSATION TABLE
Long-Term Compensation
		Annual Compensation				Awards			Payouts
(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)
Name and Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)		Restricted Stock Awards ($) (4)		Options (#) (5)	LTIP Payouts ($) (6)	All Other Compensation ($) (7)
John V. Faraci Chairman of the Board and Chief Executive Officer	2004 2003 2002	$984,333 690,000 500,000	$1,415,200 815,000 700,000		$2,457,212 — —	$	— 1,377,250 —	8,000 101,000 75,000	$1,392,036 767,393 544,856	$305,421 119,513 63,635
Robert M. Amen President	2004 2003 2002	$725,500 562,500 500,000	$782,000 410,300 700,000	$	— 1,478,493 —	$	— 590,250 —	26,826 71,500 75,000	$715,866 628,922 544,856	$94,491 94,821 62,521
Newland A. Lesko Executive Vice President	2004 2003 2002	$532,000 483,750 423,325	$495,100 273,600 550,000	$	— — —	$	— — —	4,000 66,500 55,000	$540,130 542,149 443,771	$70,823 79,943 68,053
Christopher P. Liddell (8) Senior Vice President and Chief Financial Officer	2004 2003 2002	$511,667 470,833 442,140	$495,100 413,500 275,072	$	— 349,648 —	$	— — —	— 45,000 7,500	$471,424 664,482 238,382	$60,139 56,642 —
Marianne M. Parrs Executive Vice President	2004 2003 2002	$512,433 502,025 483,050	$405,300 233,400 550,000	$	— — —	$	— — —	— 55,000 55,000	$509,564 534,409 476,764	$63,030 73,636 60,328

(1)	Salary paid in 2004, 2003 and 2002 includes amounts deferred.

(2)	Management Incentive Plan awards paid in 2005, 2004 and 2003 attributable to 2004, 2003 and 2002, respectively, including amounts deferred. Amount in 2003 for Mr. Liddell includes a one time special relocation bonus. Amount in 2002 for Mr. Liddell also includes bonus payments made by Carter Holt Harvey Ltd (CHH).

(3)	The amount for Mr. Faraci in 2004 and Mr. Amen in 2003 represent items related to their expatriate assignments in New Zealand and Belgium, respectively, and their subsequent return to the U.S. Such amounts also include imputed income generated from the Company’s payment of third party loans on behalf of Mr. Faraci and Mr. Amen related to their overseas assignments. Amount in 2003 for Mr. Liddell includes relocation expenses.

(4)	The amounts represent time-based restricted stock awards of 35,000 and 15,000 in 2003 to Messrs. Faraci and Amen, respectively, under the LTICP valued using the closing price of IP stock on the day before the grant. Restricted performance shares awarded in 2004 under the LTICP but not yet vested as of December 31, 2004, are disclosed in the table of Long Term Incentive Plan-Awards During 2004 on page 26 and will be disclosed in column (h) in the year they vest.

+The number and dollar value of restricted stock holdings (including dividends) at December 31, 2004 are as follows:

	Restricted Stock	Dollar Value
John V. Faraci	354,854	$14,903,868
Robert M. Amen	162,311	6,817,062
Newland A. Lesko	64,108	2,692,536
Christopher P. Liddell	62,233	2,613,786
Marianne M. Parrs	105,264	4,421,088

These numbers include the restricted stock portion of the tandem awards of restricted stock/options made to the respective individuals under continuity awards. Dividends are earned on restricted shares, reinvested in restricted shares and paid out to the individuals when the shares vest.

(5)	Includes replacement options if applicable. These figures do not include the tandem option awards made as a part of the continuity awards, insofar as the awards are characterized as restricted stock awards.

(6)	Long-Term Incentive Plan payouts in 2004 include the value of the restricted performance shares which became vested on December 31, 2004 (including dividends).

Long-Term Incentive Plan payouts in 2003 include the value of the restricted performance shares which became vested on December 31, 2003 (including dividends). Mr. Liddell’s payout in 2003 also includes a continuity award payout from CHH.

Long-Term Incentive Plan payouts in 2002 include the value of the restricted performance shares which became vested on December 31, 2002 (including dividends).

(7)	Totals for 2004 represent (a) Company contributions to the Salaried Savings Plan and the Deferred Compensation Savings Plan, (b) cost of group life insurance, (c) premium payments grossed up for taxes for the Executive Supplemental Insurance Plan (ESIP), (d) personal use of company aircraft and (e) other as follows (the letters correspond to the above items):

	(a)	(b)	(c)	(d)	(e)
John V. Faraci	$86,310	$5,296	$52,570	$139,636	$21,609
Robert M. Amen	53,924	7,229	33,338	—	—
Newland Lesko	38,627	5,236	26,960	—	—
Christopher P. Liddell	34,732	1,752	23,655	—	—
Marianne M. Parrs	35,780	7,725	19,525	—	—

The Company’s ESIP provides certain employees, including the named executive officers, with an individually owned permanent life insurance policy. The amounts included in column (c) for the named executive officers includes the entire cost of the premium grossed up to cover income taxes due on the premiums. The death benefit provided pre-retirement is two times annual salary and post-retirement is one times final salary. The executives are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect to age 95 unless altered or canceled by the participant.

The value of personal use of Company aircraft is determined based upon the per mile variable cost of operating the aircraft. Amounts for personal use of Company aircraft by Mr. Faraci are included in the table, although the Board of Directors has required him to use Company aircraft for all travel for security reasons. The amounts reported for 2004 reflect a change in valuation methodology from prior years in which the cost of the personal use of Company aircraft had been calculated using the Standard Industrial Fare Level (SIFL) tables found in the tax regulations.

(8)	Mr. Liddell was Chief Executive Officer for CHH, a majority owned New Zealand subsidiary of International Paper, until 2002, when he assumed the position of Vice President-Finance of IP. He was subsequently promoted to Senior Vice President and Chief Financial Officer in March 2003. As such, his salary in 2002, related to payments from CHH, was converted to U.S. dollars using the average mid-month exchange rate during 2002. One time bonus payments were converted to U.S. dollars at the current mid-month rate at the time of payment.

The table below sets out information on the option grants made in 2004 to the named executive officers.

OPTIONS GRANTS IN 2004
	Individual Grants
(a)	(b)		(c)	(d)	(e)	(f)
			% of Total
	Options		Options Granted	Exercise or
	Granted		to Employees	Base Price	Expiration	Grant Date
Name	(#) (1)		in 2004	($/Sh)	Date	Value ($) (2)

John V. Faraci	300	(R)	0.00%	$41.36	1/9/2006	$1,428
	1,400	(R)	0.01%	41.40	1/9/2006	6,664
	6,300	(R)	0.07%	41.35	1/9/2006	29,988
Robert M. Amen	26,826	(R)	0.28%	$40.43	10/10/2010	$127,692
Newland A. Lesko	4,000	(R)	0.04%	$41.18	1/10/2005	$19,040

(1)	Upon exercise of an option, a replacement option may be granted with the exercise price equal to the current market price and with a term extending to the expiration date of the original option. No original options were granted to the named executive officers in 2004. Replacement options are indicated by “(R)”.

(2)	Grant date value is based on Black-Scholes option pricing model adapted for use in valuing stock options. The real value of the options in this table depends upon the actual performance of the Company’s stock during the applicable period and upon when they are exercised. The Company believes that no model accurately predicts the future price of International Paper’s stock or places an accurate present value on stock options. The grant date values were determined based upon the following assumptions:

Replacement (R)
Expected volatility .	22.83%
Risk-free rate of return	2.14%
Dividend Yield .	2.30%
Expected term (years) .	1.60
Weighted Average Black-Scholes Value .	$4.76

The table below sets out information on the option grants made in 2004 to the named executive officers.

AGGREGATED OPTION EXERCISES IN 2004 AND DECEMBER 31, 2004 OPTION VALUES

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at 12/31/04 (#) (1)		Value of Unexercised In-the-Money Options at 12/31/04 ($) (1)
Name			Exercisable	Unexercisable	Exercisable (2)	Unexercisable (2)

John V. Faraci	8,000	$18,873	208,000	101,000	$1,012,477	$510,400

Robert M. Amen	37,000	$411,348	197,326	71,500	$580,029	$361,240

Newland A. Lesko	4,000	$9,213	168,000	62,500	$826,635	$304,150

Christopher P. Liddell	—	$ —	7,500	45,000	$27,075	$222,750

Marianne M. Parrs	—	$ —	210,600	55,000	$850,319	$272,250

(1)	Options granted as part of the tandem awards of restricted stock/options made as executive continuity awards are not included.

(2)	Total value of options (market value minus exercise price) based on fair market value of Company stock of $42.00, as of December 31, 2004.

The table below sets out information on Long-Term Incentive Plan Awards granted to the named executive officers during 2004.

LONG-TERM INCENTIVE PLANS—AWARDS DURING 2004

(a)	(b)	(c)	(d)	(e)	(f)
			Estimated Future Payouts
			under Non-Stock Price-Based Plans (1)
	Number of	Performance
	Shares	Period or Period	Threshold	Target	Maximum
Name	(#) (2)	Until Payout	($) (3)	($) (4)	($) (5)

John V. Faraci	220,000	01/01/04-12/31/06	$—	$9,240,000	$23,100,000

Robert M. Amen	76,700	01/01/04-12/31/06	$—	$3,221,400	$8,053,500

Newland A. Lesko	49,000	01/01/04-12/31/06	$—	$2,058,000	$5,145,000

Christopher P. Liddell (6)	48,267	01/01/04-12/31/06	$—	$2,027,214	$5,068,035
	2,083	01/01/03-12/31/05	—	87,486	218,715
	2,583	01/01/02-12/31/04	—	108,486	271,215

Marianne M. Parrs	43,300	01/01/04-12/31/06	$—	$1,818,600	$4,546,500

(1)	The dollar value of estimated payouts was calculated using a value of $42.00 (IP’s closing stock price on December 31, 2004).

(2)	In 2004, the stock option program was eliminated for members of executive management and replaced with expanded performance share awards.

(3)	No award is paid out for the Performance Period for 01/01/04–12/31/06, if International Paper ranks below fifth for return on investment (ROI) and sixth for total shareholder return (TSR).

(4)	100% of the award is paid out if International Paper achieves the median ranking within the designated eight member ROI peer group and the ten member TSR peer group.

(5)	Up to 250% of the award is paid out if International Paper ranks first within both the ROI and TSR the Peer Groups.

(6)	Mr. Liddell received pro rata grants in 2004 for the 2004 and 2005 payout periods. These awards are paid at the end of the three-year performance period based on the achievement of defined performance objectives.

(7)	Under the revised Performance Share Plan for awards granted in 2004 and forward, the Company’s achievement of performance is measured using a segmented approach. For more information on the new plan design and how the awards are measured for payout see Long-Term Incentives on page 19.

Retirement Benefits

“Pensionable Remuneration” means salary, cash bonus, and compensation deferred under the Deferred Compensation Savings Plan and awards deferred under the MIP.

The following table shows the total estimated annual pension benefits payable under the Company’s Pension Plan, Pension Restoration Plan for Salaried Employees and Unfunded Supplemental Retirement Plan for Senior Managers (SERP) upon retirement at age 65, calculated on a straight life annuity basis:

	Creditable Years of Service
Pensionable Remuneration	1-7		8		9		10	15	20	25	30	35	40
$ 100,000	$25,000	*	$25,000	*	$25,000	*	$25,383	$38,074	$39,050	$39,050	$39,150	$47,500	$55,850
$ 200,000	$50,000	*	$50,000	*	$52,094		$57,883	$86,824	$89,050	$89,050	$89,250	$105,950	$122,650
$ 300,000	$75,000	*	$75,000	*	$81,344		$90,383	$135,574	$139,050	$139,050	$139,350	$164,400	$189,450
$ 350,000	$87,500	*	$87,500	*	$95,969		$106,633	$159,949	$164,050	$164,050	$164,400	$193,625	$222,850
$ 400,000	$100,000	*	$100,000	*	$110,594		$122,883	$184,324	$189,050	$189,050	$189,450	$222,850	$256,250
$ 600,000	$150,000	*	$150,306		$169,094		$187,883	$281,824	$289,050	$289,050	$289,650	$339,750	$389,850
$ 800,000	$200,000	*	$202,306		$227,594		$252,883	$379,324	$389,050	$389,050	$389,850	$456,650	$523,450
$1,000,000	$250,000	*	$254,306		$286,094		$317,883	$476,824	$489,050	$489,050	$490,050	$573,550	$657,050
$1,500,000	$375,000	*	$384,306		$432,344		$480,383	$720,574	$739,050	$739,050	$740,550	$865,800	$991,050
$2,000,000	$500,000	*	$514,306		$578,594		$642,883	$964,324	$989,050	$989,050	$991,050	$1,158,050	$1,325,050
$3,000,000	$750,000	*	$774,306		$871,094		$967,883	$1,451,824	$1,489,050	$1,489,050	$1,492,050	$1,742,550	$1,993,050
$4,000,000	$1,000,000	*	$1,034,306		$1,163,594		$1,292,883	$1,939,324	$1,989,051	$1,989,051	$1,993,050	$2,327,050	$2,661,050

* The 1st through 7th and part of the 8th and 9th years’ calculations apply the minimum benefit of 25%

   of pay.

Retirement benefits are payable under one or more of the following plans:

Pension Plan: a qualified plan covering all salaried employees hired on or before June 30, 2004, which provides Regular Pension Benefits calculated as described below. Those employees hired after June 30, 2004, are eligible instead for a retirement savings account, which is 100% company-funded.

Pension Restoration Plan for Salaried Employees: an unfunded non-qualified plan which provides supplemental retirement benefits to those employees whose benefits under the Pension Plan are limited by the Internal Revenue Code. The Pension Restoration Plan restores the full pension benefit for those employees whose benefits under the Pension Plan are limited by the Internal Revenue Code.

Unfunded Supplemental Retirement Program for Senior Managers (SERP): an unfunded, non-qualified plan for SERP Participants. SERP Participants generally include Senior Vice Presidents and above, as designated by the CEO. The SERP is intended to offset the loss of pension benefits for senior executives who join the Company within 16 years of their normal retirements. SERP Participants, who retire after meeting the applicable age and service requirements, are entitled to receive pension benefits equal to the lesser of (i) 3.25% of his or her eligible compensation times his or her years of credited service (not to exceed 50% of eligible compensation), reduced by a portion of Social Security benefits or (ii) 25% of his or her eligible compensation. Eligible compensation is generally the sum of (a) the participant’s highest annual base salary during any of the three years prior to retirement and (b) the participant’s target annual incentive award under our MIP for the year of retirement. The pension benefits payable under the SERP are reduced by the benefits payable under our Pension Restoration Plan and Pension Plan. Because the SERP benefits can not exceed 50% of a participant’s eligible compensation reduced by the Social Security offset, long-service employees (in most cases, those with more than 30 years of service) may receive no supplement from the SERP, as their accrued benefits under the Pension Restoration Plan and Pension Plan may exceed their SERP accruals. Messrs. Faraci and Lesko and Ms. Parrs, all of whom have more than 30 years of service, most likely would receive their entire pension benefits under the Pension Plan and Pension Restoration Plan and no supplement from the SERP. Messrs. Amen and Liddell would be entitled to a SERP benefit and Mr. Liddell would also be entitled to a pension benefit supplement to the Company’s Pension Plan and Pension Restoration Plan to recognize his seven years of service with Carter Holt Harvey Limited, a 50.4 percent owned subsidiary of the Company pursuant to a Supplemental Pension Benefit Agreement. Benefits accrue under each of the Pension Restoration Plan and Pension Plan for each year of service completed at the rate of 1.67% of the participant’s average total compensation over a five-consecutive year period of employment, reduced by a portion of Social Security benefits. Unless the MDCC otherwise determines, no benefit is payable from the SERP unless the participant retires after attaining at least age 62 and having completed at least 10 years of service, after attaining age 61 with 20 years of service or after attaining age 65.

The normal form of payment for pension benefits under each of the Pension Plan, Pension Restoration Plan and SERP is an annuity for the participant’s life (or an annuity where a reduced benefit is paid to the participant for life and, following the participant’s death, in continuing payments to the participant’s surviving beneficiary, if any). However, subject to certain conditions, a SERP participant may receive the actuarial equivalent of the applicable annuity payable under the Pension Restoration Plan and SERP (but not the Pension Plan) in a lump sum payment or in annual installments.

At December 31, 2004, the number of creditable years of service and pensionable remuneration for the named executive officers was:

Name	Years	Remuneration
Mr. Faraci	30.33	$2,269,733
Mr. Amen	24.25	$1,435,800
Mr. Lesko	37.58	$963,500
Mr. Liddell	9.25	$943,167
Ms. Parrs	30.33	$880,533

Matching the creditable years with the table above will indicate annual pension benefits.

TERMINATION AGREEMENTS

The Company has agreements with certain officers, including the named executive officers of the Company, providing for payments and other benefits if there is a “change of control” (as defined in each such agreement) of the Company. Upon a change of control, all outstanding stock options will vest and become exercisable, any forfeiture and similar provisions related to restricted stock will lapse, all performance goals applicable to any performance-based awards will be deemed to have been fully satisfied and each executive continuity award and other long-term award will become fully vested and, if applicable, fully exercisable.

In addition, following the change in control, if the named executive officer’s employment is terminated (i) by the Company or its successor, other than for cause, disability or retirement, or (ii) in the case of each named executive officer, other than Mr. Lesko, by the officer if the chief executive officer of the Company ceases to hold that position for reasons other than cause, retirement or disability, or (iii) by the officer, if there is an adverse change in, among other things, the officer’s duties or responsibilities, compensation, benefits or office location, then the named executive officer will receive:

(a)	continuation of medical and dental insurance coverage until age 65 or eligibility to join a comparable plan sponsored by another employer;

(b)	retiree medical coverage;

(c)	a lump-sum payment equal to base salary through termination, an amount in cash equal to the value of any earned but unused vacation, and unpaid short-term annual incentive compensation for the year preceding termination;

(d)	a lump-sum payment equal to his or her short-term annual incentive compensation for the year in which the termination occurs, determined as if the applicable performance goals were satisfied, and prorated to reflect the actual number of days elapsed during the year;

(e)	a lump-sum payment equal to:

(i)	his or her annualized base salary at termination together with the greater of his or her target short-term incentive compensation for the year in which the termination occurs or his or her average short-term incentive compensation during the three years preceding termination, multiplied by the number “three”; and

(ii)	an amount necessary to offset any federal excise tax on all payments received under the agreement, unless the aggregate value of all such payments are less than 115% of his or her base amount, multiplied by the number “three”, in which case such payments will be reduced to avoid any such federal excise tax;

(f)	executive financial counseling services up to $20,000; and

(g)	a lump-sum payment equal to the highest, as determined by the Company’s outside auditors, of his or her benefits as if eligible for retirement (i) under the Company’s SERP Change in Control Benefit (as defined below), (ii) under the same plan as if there had not been a change of control but as if he or she were credited with an additional three years of age and three years of service or (iii) under the Company’s Retirement Plan as if he or she were credited with an additional three years of age and three years of service. The Unfunded Supplemental Retirement Plan for Senior Managers provides that if a change of control of the Company occurs, the employee’s supplemental benefit under the plan will vest immediately and the minimum benefit will be increased from 25% to 50% of the employee’s compensation defined in the plan (“SERP Change in Control Benefit”).

EQUITY COMPENSATION PLAN

The following table gives information about equity awards under the Company’s Long-Term Incentive Compensation Plan and the Company’s Compensation Outside Directors.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	45,434,907	(1)	$39.70	20,267,635

(1)	Amount does not include 92,492 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2004.

The Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2004 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), our independent auditor. The Audit and Finance Committee has discussed with Deloitte & Touche, the matters required to be discussed by Statement of Auditing Standards No. 61, “Communication with Audit Committees”, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. In addition, the Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the audit’s independence.

The Audit and Finance Committee acts pursuant to the Audit and Finance Committee Charter. Each of the members of the Audit and Finance Committee qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Committee has selected and the Board of Directors has approved, subject to shareholder ratification, the appointment of the Company’s independent auditor.

Audit and Finance Committee:

Samir G. Gibara, Chairman

Martha F. Brooks

Charles R. Shoemate

William G. Walter

THE COMPANY’S INDEPENDENT AUDITOR

The Audit and Finance Committee is responsible for recommending the Company’s independent auditors, and has evaluated the qualifications, performance and independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (“Deloitte”). Based on this evaluation, the Audit and Finance Committee has recommended, and the Board has approved, Deloitte as the Company’s independent auditor for 2005, subject to shareholder ratification.

Deloitte’s reports on the consolidated financial statements for the fiscal years ended December 31, 2002, 2003 or 2004, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Fees Paid To Our Independent Auditor

The Board of Directors engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal control over financial reporting, for the year ended December 31, 2004 and to perform a financial statement audit for 2003. The total fees paid to Deloitte follow (in thousands)

	2003	2004
Audit Fees	$6,952	$13,763
Audit-Related Fees	$2,198	$2,725
Tax Fees	$3,171	$2,724
All Other Fees	$0	235

Deloitte & Touche
Total Fees	$12,321	$19,447

Services Provided by Deloitte

All services rendered by Deloitte are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. Pursuant to rules adopted by the SEC, the fees paid to Deloitte for services provided are presented in the table above under the following categories:

1)	Audit Fees—These are fees for professional services performed by Deloitte for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to SEC matters. Additionally, for the year ended December 31, 2004, audit fees include amounts related to the audits of the effectiveness of internal control over financial reports.

2)	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; accounting consultations on divestitures on acquisitions; attestations by Deloitte that are not required by statute or regulation; consulting on financial accounting and reporting standards; and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3)	Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items. Deloitte has not provided any services related to tax shelter transactions nor has Deloitte provided any services under contingent fee arrangements.

4)	All Other Fees—These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

The Audit and Finance Committee has adopted “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services”, which is included with this proxy statement as Appendix A.

Appendix A

GUIDELINES OF INTERNATIONAL PAPER COMPANY

AUDIT AND FINANCE COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit and Finance Committee has adopted the following guidelines regarding the engagement of the Company’s principal independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Audit and Finance Committee with a draft audit plan and related engagement letter following the auditor’s re-appointment, which normally occurs in March each year, outlining the scope of the audit services proposed to be performed for that calendar year, along with estimated fees. If agreed to by the Audit and Finance Committee, the audit plan and engagement letter will be finalized and formally accepted by the Audit and Finance Committee at its May meeting.

For non-audit services (i.e., audit-related, tax and all other services), Company management will submit to the Audit and Finance Committee for pre-approval (during December each year) the list of non-audit services that it recommends the Audit and Finance Committee engage the independent auditor to provide for the next calendar year. Company management and the independent auditor will each confirm to the Audit and Finance Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a range of estimated non-audit service spending for the fiscal year will be provided. The Audit and Finance Committee will approve both the list of permissible non-audit services and the range of permissible spending for such services. The Audit and Finance Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre- approval process and the actual fees related thereto.

To ensure prompt handling of unexpected matters, the Audit and Finance Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and related fees up to $100,000. The Chair will report action taken to the Audit and Finance Committee at the next Audit and Finance Committee meeting.

Management and the independent auditor will work together to ensure that all audit and non-audit services provided to the Company have been approved by the Audit and Finance Committee. The Vice President—Finance and Controller will be responsible for tracking all services provided by the independent auditor and the related fees for such services and periodically report to the Audit and Finance Committee. Annually, a report is prepared for the Audit and Finance Committee which lists all services performed and the related fees for review, approval and inclusion in the Proxy.

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Appendix B

AUDIT AND FINANCE COMMITTEE CHARTER

(Adopted as of December 14, 2004)

Purpose and Role of Audit and Finance Committee

The Audit and Finance Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements of the Company and financial reporting procedures, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditors, the compliance by the Company with legal and regulatory requirements, the use and development of the financial resources of the Company, the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management, and such other matters as directed by the Board or this Charter.

The Committee’s function is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. In adopting this Charter, the Board recognizes that the financial management and the independent auditors of the Company have more knowledge of, and more detailed information on, the Company than do members of the Audit and Finance Committee. In carrying out its oversight responsibilities, the Audit and Finance Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. In addition, each Committee member shall be entitled to rely on the integrity of those persons, both internal and external, providing information to the Committee, and on the accuracy and completeness of such information, absent actual knowledge to the contrary.

Committee Membership

The Audit and Finance Committee shall consist of no fewer than three members. The members of the Audit and Finance Committee shall meet the independence and experience requirements of the New York Stock Exchange, Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). At least one member of the Audit and Finance Committee shall be a financial expert as defined by the Commission, and all Audit and Finance Committee members shall meet minimum financial literacy requirements.

The members of the Audit and Finance Committee shall be appointed by the Board on the recommendation of the Governance Committee.

Meetings

The Audit and Finance Committee shall meet as often as it determines, but not less frequently than four times a year. The Audit and Finance Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions.

Committee Authority and Responsibilities

The Audit and Finance Committee shall have the sole authority to appoint or replace the independent auditor. The Audit and Finance Committee shall be responsible for the compensation and oversight of the work of the independent auditor. The independent auditor shall report directly to the Audit and Finance Committee.

The Audit and Finance Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor. The Audit and Finance Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. Decisions of such subcommittee relating to pre-approvals shall be presented to the full Audit and Finance Committee at its next scheduled meeting.

The Audit and Finance Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit and Finance Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit and Finance Committee.

The Audit and Finance Committee shall make regular reports to the Board. The Audit and Finance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit and Finance Committee shall annually review the Audit and Finance Committee’s own performance against its Charter.

The Audit and Finance Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement. The Audit and Finance Committee shall:

Financial Statement and Disclosure Matters

1.	Review and discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditor, including disclosures made in management’s discussion and analysis.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

3.	Review on a timely basis and discuss with management and the independent auditors:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.	Discuss with management policies relating to, and the types of information to be disclosed in connection with, the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

5.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

6.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.	Review disclosures made by the Company’s CEO and CFO during their certification process for SEC Form 10-K and Form 10-Q.

Oversight of the Independent Auditor

8.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, including its peer review report, (b) any material litigation involving the independent auditor, and (c) relationships between the independent auditor and the Company.

9.	Evaluate the qualifications, performance and independence of the independent auditor and present its conclusions with respect to the independent auditor to the Board.

10.	Monitor the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

11.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in the audit of the Company.

Oversight of the Company’s Internal Audit Function

12.	Review the organization of the internal audit department and the adequacy of its resources.

13.	Review the results of internal auditors’ examinations, including summaries of needs improvement audits and fraud investigations.

14.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

15.	Obtain from the independent auditor assurance that the Committee has been informed of any illegal act that the independent auditor becomes aware of.

16.	Assist the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws.

17.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

18.	Review management’s antifraud programs and controls, including management’s identification of fraud risks and implementation of antifraud measures.

19.	Assess the potential for management override of internal controls or other inappropriate influence over the financial reporting process.

20.	Address reports concerning evidence of any material violations of law and Helpline reports regarding questionable accounting or auditing matters.

21.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that may raise material issues regarding the Company’s financial statements or accounting policies.

Oversight of the Company’s Financial Management

22.	Review management’s dividend recommendations, and recommend to the Board approval of dividends.

23.	Review financing and capital structure plans, taking into consideration current and projected cash positions, proposals for significant new debt or equity issuance or changes in treasury stock.

24.	Review the nature of any unusual or significant commitments or contingent liabilities including the Company’s plans to manage foreign currency exposure, financing of non-U.S. operations, insurance and asset risk management and hedging strategies.

25.	Review and recommend chief executive officer and/or chief financial officer approval authority for capital expenditures, financings, and acquisitions and divestments.

26.	Review performance of Board approved capital projects and acquisitions versus projected performance.

27.	Review reports from the Fiduciary Review Committee (“FRC”) and the 401(k) Committee related to any of the funded retirement or benefit plans.

Appendix C

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE CHARTER

(Adopted as of December 14, 2004)

Purpose

The Management Development and Compensation Committee is appointed by the Board of Directors to assist the Board in discharging its responsibilities relating to overseeing the Company’s overall compensation programs and determining compensation of the Company’s directors and elected officers. The Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement. The Committee also has general responsibility for insuring that the Company has in place policies and programs for the development of senior management and senior management succession.

Committee Membership

The Management Development and Compensation Committee shall consist of not less than three members. The members shall meet the independence requirements of the New York Stock Exchange and such other standards as may be established by the Governance Committee. The members of the Management Development and Compensation Committee shall be appointed by the Board upon the recommendation of the Governance Committee.

Committee Authority and Responsibilities

1.	The Management Development and Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of directors, including incentive and equity based compensation plans. Those directors who are also elected officers of the Company are not eligible to receive any such director compensation.

2.	The Management Development and Compensation Committee shall annually review candidates for elected officer positions and endorse nominees for election by the Board.

3.	The Management Development and Compensation Committee shall have authority to retain and terminate consultants to assist in the evaluation of director, Chief Executive Officer or elected officer compensation and shall have the authority to approve the consultant’s fees and other retention terms.

4.	The Management Development and Compensation Committee shall review at least annually senior management succession planning and periodically review Company policies and programs for the development of management personnel. These reviews may take place at private sessions of the Board of Directors.

5.	The Management Development and Compensation Committee shall approve annual and long-term incentive compensation plans of the Company.

6.	The Management Development and Compensation Committee shall annually review and approve, for elected officers of the Company who are not also directors, annual base salary level, annual incentive compensation, and long-term incentive compensation.

7.	The Management Development and Compensation Committee shall recommend to the independent directors the compensation of the Chief Executive Officer based on the independent directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, shareholder return, competitive compensation data, and such other factors as the Management Development and Compensation Committee shall deem relevant. The Management Development and Compensation Committee shall also recommend to the independent directors the compensation of any other employee director.

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8.	The Management Development and Compensation Committee shall review and approve employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits, for elected officers who are not also directors. Any such agreements or benefits for elected officers who are also directors shall be approved by the independent directors.

9.	The Management Development and Compensation Committee shall review and approve establishment of, changes in, or delegations of authority with respect to, Company retirement and benefit plans for senior management, and shall review and approve any proposed significant changes in plan design for other employee retirement and benefit plans.

10.	The Management Development and Compensation Committee shall make regular reports to the Board.

11.	The Management Development and Compensation Committee shall annually review and assess the adequacy of this charter, and recommend any proposed changes to the Board for approval.

The Management Development and Compensation Committee shall annually review its performance, and report to the Board thereon.

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400 Atlantic Street

Stamford, Connecticut 06921

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY C/O MELLON INVESTOR SERVICES P.O. BOX 3500 SOUTH HACKENSACK, NJ 07606-9200

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 9, 2005, except that plan participants must provide voting instructions on or before May 6, 2005. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 9, 2005, except that plan participants must provide voting instructions on or before May 6, 2005. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. Voting instructions provided by plan participants must be received by May 6, 2005.

If you or your proxy are planning to attend the annual meeting of shareholders on May 10, 2005, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

INTPA1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

Vote On Directors

The Board of Directors recommends a vote “FOR” Item 1.—Election of the following

Nominees as Directors: For

Withhold For All

Class II Directors (3-year term): 01) Robert M. Amen, All All Except

02) Samir G. Gibara, 03) Charles R. Shoemate

Class III Director (1-year term): 04) William G. Walter 0 0 0

To withhold authority to vote, mark “For All Except” and write the nominee’s number(s) on the line below.

Vote On Proposals

The Board of Directors recommends a vote “FOR”: For Against Abstain

Item 2.—Ratification of Deloitte & Touche LLP as the

Company’s Independent Auditor for 2005. 0 0 0

The Board of Directors recommends a vote For Against Abstain

“AGAINST”:

Item 3.—Proposal relating to limiting compensation of chief executive officer. 0 0 0

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy/voting instruction card will be voted For Items 1 and 2 and Against Item 3, or if you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For comments, please check this box and write them on the back where indicated 0

Please indicate if you plan to attend this meeting 0 0

Yes No

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

INTERNATIONAL PAPER COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREHOLDERS—TUESDAY, MAY 10, 2005

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND THE TRUSTEES OF THE PLANS LISTED BELOW, FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD ON MAY 10, 2005 AND AT ANY ADJOURNMENT THEREOF. If you are a registered shareholder, by submitting this proxy you are appointing John V. Faraci, Robert M. Amen and Maura A. Smith, jointly or individually, as proxies, with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareholders on May 10, 2005, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR Item 1, the election of Class II Directors and Class III Director, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s Independent Auditor for 2005, and AGAINST Item 3, shareholder proposal seeking to limit compensation of chief executive officer, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustee under each of the plans has authorized Automatic Data Processing as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by May 6, 2005, will be voted by the Trustee in its discretion. The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as name or names appear there. If shares are held in the name of joint holders, each should sign. If you are signing as trustee, executor, etc., please so indicate. Comments:                                        (If you noted any comments above, please mark corresponding box on the reverse side.)